Exhibit 1.2

Investor Relations Craig Celek CDC Corporation 212.661.2160 craig.celek@cdccorporation.net	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC CORPORATION FILES SUIT
AGAINST ONYX SOFTWARE CORPORATION

Complaint Alleges Breach of Fiduciary Responsibility

[Atlanta and Hong Kong, July 17, 2006] CDC Corporation (NASDAQ: CHINA), focused on enterprise software, mobile applications and online games, today announced that it has filed a lawsuit in King County Superior Court in Seattle, Washington against Onyx Software Corporation (NASDAQ: ONXS), its directors and M2M Holdings, Inc. alleging breach of fiduciary duties to Onyx’s shareholders, and claims related thereto, by failing to pursue any meaningful discussions regarding CDC’s offers to acquire Onyx, agreeing to excessive break-fee and expense arrangements in the current agreement with M2M Holdings, and acting in their own self-interest by including certain benefit arrangements in the agreement with M2M Holdings.

“As I stated recently, our $5.00 per share all-cash tender offer for all outstanding shares of common stock of Onyx is clearly superior to the current offer from M2M Holdings of $4.80 per share, and we believe that by refusing to have properly considered any of our prior offers, Onyx’s directors have breached their fiduciary responsibilities to Onyx’s shareholders,” said Peter Yip, CEO of CDC Corporation. “While we did not want to resort to litigation, we believe this is the only way that Onyx’s shareholders will realize the true value of their investments.”

Retained to represent CDC Corporation in the lawsuit, Leonard Feldman of Heller Ehrman LLP commented, “We are confident that the Court will see that Onyx management is not following the law requiring it to act in the best interests of Onyx shareholders, and that the Court will require management to properly evaluate CDC’s far better offer.”

About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc. For more information about CDC Corporation, please visit the website: www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the tender offer, the effects of corporate restructurings and strategic initiatives at the company, anticipated consummation of a strategic transaction, the benefits of a strategic transaction to Onyx and its customers, pursuing litigation in conjunction with the tender offer and further actions to be taken following consummation of such a transaction. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the following: the outcome of litigation; whether the conditions to the tender offer will be satisfied; the application of certain anti-takeover provisions contained in Onyx’s Articles of Incorporation and in Washington’s Business Corporation Act; the final structure of any proposed transaction; the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; the ability to make changes in business strategy, development plans and product offerings; the ability to integrate operations or new acquisitions in accordance with the company’s business strategy; and the effects of restructurings and rationalization of operations. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

About the Tender Offer

The offer to buy Onyx Software Corporation’s common stock is only made pursuant to the Offer to Purchase and related materials that CDC Corporation and CDC Software Acquisition Corp. filed on July 12, 2006. Shareholders should read the Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Shareholders can obtain the Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from D.F. King & Co., Inc., the Information Agent for the offer, or from CDC Corporation.
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